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                                                                   Exhibit 10.11



MAY 11, 1998



Graham Williams
Willow Lodge
Bernet Lane
Elstree
Herts WD6 3QZ
England

     Re: Offer of Employment

Dear Graham:

On behalf of CWC Incorporated, a Minnesota corporation (the "Company"), I am pleased to extend to you an offer of employment on the following terms:

     Your title shall be Senior Vice President and Managing Director of Europe/Asia, and you shall report directly to me as a member of the Executive team. You will be based in the UK with the Netherlands as the Company's international headquarters. Your start date shall be June 1, 1998, or sooner (the "Commencement Date").

     Your base annual salary will be 130,000 pounds, paid in accordance with the Company's normal payroll practices. Your bonus plan will be 50% of base salary at revenue target with no cap. A mutually agreeable target will be defined within one month of your start date. Your bonus will be guaranteed for the first six months of employment, paid monthly and then against agreed budget for revenue and profits for FY99 beginning November 1, 1998. In addition, it is the Company's intent to set up car and pension schemes in the UK

     You will receive 20 days of vacation commencing your first year of employment.

     You shall be entitled to an option for 1% of shares on a fully diluted basis assuming all Preferred shares are converted to their Common equivalents. Current exercise price is $2.63 per share to be vested in equal annual installments over four years in accordance with the CWC Incorporated 1997 Stock Plan. The standard Company plan is that there is no acceleration of vesting, however, as a special exception, vesting of 50% of your

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     outstanding options shall be accelerated to the date of closing of a change of control or merger completion.

     You will be entitled to receive a minimum of 6 months written notice of termination of employment from the Company and are required to give 6 months written notice of resignation to the Company. Upon termination of employment you will be entitled to accrued salary, vacation, bonus, and vesting of stock options through the termination date. You shall be entitled to no other benefits or compensation upon termination of employment.

     As a company employee you are also eligible to receive the Company's standard medical, disability, and life insurance benefits.

This offer is contingent upon satisfactory references.

I have enclosed our Employee Agreement regarding Inventions, Confidentiality, and Non-Competition. If you accept this offer, please return to Shirley Spoors, Director of Human Resources a signed copy of this agreement.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Shirley Spoors. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the CEO of the Company and by you.

We look forward to you joining CWC Incorporated.

Sincerely,

CWC INCORPORATED


/s/ Klaus Besier
------------------------------
Klaus Besier
President and CEO

                                       ACCEPTED AND AGREED TO THIS


                                       20th Day of May, 1998

                                       /s/ Graham Williams
                                       --------------------------------------

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Enclosures:  Duplicate Original Letter
             Employee Agreement regarding Inventions, Confidentiality, and Non Competition Incentive Stock Option Agreement

cc:      Adam Hale Russell Reynolds Associates